Exhibit 10.1

CONSENT AND AMENDMENT NO. 1 TO CREDIT AGREEMENT

THIS CONSENT AND AMENDMENT NO. 1 TO CREDIT AGREEMENT (this "Amendment") is entered into as of January 31, 2020, by and among WELLS FARGO BANK, NATIONAL ASSOCIATION, ("Lender"), NORTHWEST PIPE COMPANY, an Oregon corporation ("Administrative Borrower"), and NWPC, LLC, a Delaware limited liability company (f/k/a Ameron Water Transmission Group, LLC, "NWPC"; together NWPC and Administrative Borrower are each referred to herein as a "Borrower", and jointly and severally as the "Borrowers").

WHEREAS, Borrowers and Lender are parties to that certain Credit Agreement dated as of October 25, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement");

WHEREAS, the Borrowers have informed Lender that Administrative Borrower desires to enter into an Agreement and Plan of Merger in the form attached hereto as Exhibit A (the "GPC Purchase Agreement") pursuant to which (a) Administrative Borrower will form a wholly-owned subsidiary named Hatch Acquisition Corporation, a Utah corporation ("Merger Sub"), (b) Merger Sub will merge with and into Geneva Pipe Company, Inc., a Utah corporation ("GPC"), with GPC as the surviving entity, and (c) immediately following such merger, GPC will be a wholly-owned subsidiary of Administrative Borrower (collectively, the "GPC Acquisition"), and in absence of the prior written consent of Lender, the GPC Acquisition would be a breach of Section 6.9 of the Credit Agreement and an Event of Default under Section 8.2(a) of the Credit Agreement;

WHEREAS, the Borrowers and the other Loan Parties have requested that the Lender consent to the GPC Acquisition and amend the Credit Agreement in certain respects;

WHEREAS, Lender has agreed to consent to the GPC Acquisition and to amend the Credit Agreement in certain respects, subject to the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

1.     Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

2.     Consent. Subject to the satisfaction of the conditions set forth in Section 6 below, and in reliance upon the representations and warranties of Borrowers set forth in Section 7 below, Lender hereby consents to the GPC Acquisition. The foregoing consent is a limited consent and, other than as expressly set forth herein, shall not constitute a modification or waiver of any other term or condition of the Credit Agreement or any other Loan Document.

3.     Amendments to Credit Agreement: Subject to the satisfaction of the conditions set forth in Section 6 below, and in reliance upon the representations and warranties of Borrowers set forth in Section 7 below, the Credit Agreement is hereby amended as follows:

(a)     The definition of "Acceptable Appraisal" set forth in Section 1.1 of the Credit Agreement is hereby amended by deleting the reference to "an appraisal of Inventory or M&E" and inserting "an appraisal of Inventory, M&E, or Real Property" in lieu thereof.

(b)     The definition of "Applicable Margin" set forth in Section 1.1 of the Credit Agreement is hereby amended by deleting the table therein and inserting the following in lieu thereof:

Level	Average Availability	Applicable Margin for Revolving Loans and all other Obligations (other than the Delayed Draw Term Loan)	Applicable Margin for the Delayed Draw Term Loan
I	≥ 50.00% of the Maximum Revolver Amount	1.50 percentage points	2.00 percentage points
II	< 50.00% of the Maximum Revolver Amount and > 41.67% of the Maximum Revolver Amount	1.75 percentage points	2.25 percentage points
III	< 41.67% of the Maximum Revolver Amount	2.00 percentage points	2.50 percentage points

(c)     The definition of "Base Rate" set forth in Section 1.1 of the Credit Agreement is hereby amended by (i) deleting clause (c) in its entirety and (ii) inserting new clauses (c) and (d) as follows:

(c) the Daily Three Month LIBOR rate, plus one percentage point, and (d) the rate of interest announced, from time to time, within Lender at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Lender's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Lender may designate (and, if any such announced rate is below zero, then the rate determined pursuant to this clause (d) shall be deemed to be zero).

(d)     The definition of "Borrowing Base" set forth in Section 1.1 of the Credit Agreement is hereby amended by (i) amending and restating clause (f)(i)(A) thereof to read as follows: "(A) $20,000,000, and" and (ii) inserting the following sentence at the end of such definition: "Notwithstanding the foregoing, the sum of clauses (b), (c), (d), (e) and (f) shall not exceed $37,000,000 on any date of determination.".

(e)     The definitions of "Cash Dominion Period" and "Cash Dominion Trigger Event" set forth in Section 1.1 of the Credit Agreement are each hereby amended and restated as follows:

"Cash Dominion Period" means a period, (a) commencing (i) when an Event of Default has occurred, or (ii) a Cash Dominion Trigger Event has occurred, and (b) ending on the first day after such Cash Dominion Trigger Event that (i) no Default or Event of Default is continuing, and (ii) (A) on or prior to the earlier of March 31, 2020 and the funding of the Delayed Draw Term Loan, Availability has equaled or exceeded the greater of (1) 10% of the Maximum Revolver Amount, and (2) $7,400,000 for 90 consecutive days and (B) after the earlier of March 31, 2020 and the funding of the Delayed Draw Term Loan, Availability has equaled or exceeded the greater of (1) 15% of the Maximum Revolver Amount, and (2) $11,100,000 for 90 consecutive days.

"Cash Dominion Trigger Event" means (a) on or prior to the earlier of March 31, 2020 and the funding of the Delayed Draw Term Loan, if at any time Availability is less than the greater of (i) 10% of the Maximum Revolver Amount and (ii) $7,400,000 and (b) after the earlier of March 31, 2020 and the funding of the Delayed Draw Term Loan, if at any time Availability is less than the greater of (i) 15% of the Maximum Revolver Amount and (ii) $11,100,000.

(f)     The definition of "Commitment" set forth in Section 1.1 of the Credit Agreement is hereby amended and restated as follows:

"Commitment" means, with respect to Lender, its Revolver Commitment or its Delayed Draw Term Loan Commitment, as the context requires.

(g)     The definition of "Daily Three Month LIBOR" is hereby amended by deleting the last sentence thereof in its entirety.

(h)     The definition of "Funded Indebtedness" set forth in Section 1.1 of the Credit Agreement is hereby amended and restated as follows:

"Funded Indebtedness" means, as of any date of determination, all Indebtedness for borrowed money or letters of credit of Borrowers (other than Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably acceptable to Lender), determined on a consolidated basis in accordance with GAAP, including, in any event, but without duplication, with respect to the Loan Parties and their Subsidiaries, the Revolver Usage, the Delayed Draw Term Loan and the amount of their Capitalized Lease Obligations.

(i)     The definition of "Increased Reporting Event" set forth in Section 1.1 of the Credit Agreement is hereby amended and restated as follows:

"Increased Reporting Event" means, (a) on or prior to the earlier of March 31, 2020 and the funding of the Delayed Draw Term Loan, if at any time Availability is less than the greater of (i) 10% of the Maximum Revolver Amount and (ii) $7,400,000 and (b) after the earlier of March 31, 2020 and the funding of the Delayed Draw Term Loan, if at any time Availability is less than the greater of (i) 15% of the Maximum Revolver Amount and (ii) $9,000,000.

(j)     The definition of "Loan" set forth in Section 1.1 of the Credit Agreement is hereby amended and restated as follows:

"Loan" means any Revolving Loan, Extraordinary Advance, or Delayed Draw Term Loan made (or to be made) hereunder.

(k)     The definition of "Maturity Date" set forth in Section 1.1 of the Credit Agreement is hereby amended and restated as follows:

"Maturity Date" means October 25, 2024.

(l)     The definition of "M&E Subline Amount" set forth in Section 1.1 of the Credit Agreement is hereby amended and restated as follows:

"M&E Subline Amount" means $17,000,000; provided, that such amount shall be permanently reduced by an amount equal to $425,000 on March 31, 2020 and on the last day of each fiscal quarter thereafter.

(m)     The definition of "Maximum Revolver Amount" set forth in Section 1.1 of the Credit Agreement is hereby amended by deleting the reference to "$60,000,000" therein and inserting "$74,000,000" in lieu thereof.

(n)     The definition of "Permitted Intercompany Advances" set forth in Section 1.1 of the Credit Agreement is hereby amended by deleting the reference to "$12,000,000" therein and inserting "$14,800,000" in lieu thereof.

(o)     The definition of "Sanctioned Entity" set forth in Section 1.1 of the Credit Agreement is hereby amended and restated as follows:

"Sanctioned Entity" means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

(p)     Section 1.1 of the Credit Agreement is hereby amended by deleting the following defined terms: "Covenant Testing Period" and "Covenant Trigger Event".

(q)     Section 1.1 of the Credit Agreement is hereby amended by inserting the following defined terms in their appropriate alphabetical order as follows:

"Amendment No. 1 Effective Date" means January 31, 2020.

"Benchmark Replacement" means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by Lender and Administrative Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to Daily Three Month LIBOR for similar United States dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement shall be deemed to be zero for the purposes of this Agreement.

"Benchmark Replacement Adjustment" means, with respect to any replacement of Daily Three Month LIBOR with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as may be agreed between Lender and Administrative Borrower, in each case giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of Daily Three Month LIBOR, with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of Daily Three Month LIBOR, with the applicable Unadjusted Benchmark Replacement for similar United States dollar-denominated syndicated credit facilities, at such time.

"Benchmark Replacement Conforming Changes" means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of "Base Rate", timing and frequency of determining rates and making payments of interest and other administrative matters) that Lender decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender decides that adoption of any portion of such market practice is not administratively feasible or if Lender determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Lender decides in consultation with Administrative Borrower is reasonably necessary in connection with the administration of this Agreement).

"Benchmark Replacement Date" means the earlier to occur of the following events with respect to Daily Three Month LIBOR:

(a)     in the case of clause (a) or (b) of the definition of "Benchmark Transition Event," the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of Daily Three Month LIBOR permanently or indefinitely ceases to provide Daily Three Month LIBOR; or

(b)     in the case of clause (c) of the definition of "Benchmark Transition Event," the date specified by Lender by notice to Administrative Borrower.

"Benchmark Transition Event" means the occurrence of one or more of the following events with respect to Daily Three Month LIBOR:

(a)     a public statement or publication of information by or on behalf of the administrator of Daily Three Month LIBOR, announcing that such administrator has ceased or will cease to provide Daily Three Month LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide Daily Three Month LIBOR;

(b)     a public statement or publication of information by the regulatory supervisor for the administrator of Daily Three Month LIBOR, the Federal Reserve System of the United States (or any successor), or an insolvency official with jurisdiction over the administrator for Daily Three Month LIBOR or any court or an entity with similar insolvency or resolution authority over the administrator for Daily Three Month LIBOR, which states that such administrator has ceased or will cease on a specified date to provide Daily Three Month LIBOR permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide Daily Three Month LIBOR; or

(c)     a public statement or publication of information by the regulatory supervisor for the administrator of Daily Three Month LIBOR announcing that Daily Three Month LIBOR is no longer representative.

"Benchmark Transition Start Date" means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Lender by notice to Administrative Borrower.

"Benchmark Unavailability Period" means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Daily Three Month LIBOR, and solely to the extent that such rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such rate for all purposes hereunder in accordance with Section 2.14(d) and (y) ending at the time that a Benchmark Replacement has replaced such rate for all purposes hereunder pursuant to Section 2.14(d).

"Delayed Draw Funding Period" means the period beginning on the Amendment No. 1 Effective Date and ending on March 31, 2020.

"Delayed Draw Term Loan" has the meaning specified therefor in Section 2.2 of this Agreement.

"Delayed Draw Term Loan Amount" means $15,879,000.

"Delayed Draw Term Loan Commitment" means Lender's Term Loan Commitment as set forth beside Lender's name on Schedule C-1 to this Agreement.

"Delayed Draw Term Loan Notice" has the meaning specified therefor in Section 2.2(a) of the Agreement.

"Delayed Draw Term Loan Funding Date" means the date specified by Borrowers in the Delayed Draw Term Loan Notice as the date requested for the funding of the Delayed Draw Term Loan, which date shall be prior to the termination of the Delayed Draw Funding Period.

"Delayed Draw Term Loan Notice" has the meaning specified therefor in Section 2.2(a) of the Agreement.

"Early Opt-in Election" means the occurrence of: (a) a determination by Lender that United States dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.14(d) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace Daily Three Month LIBOR and (b) the election by Lender to declare that an Early Opt-in Election has occurred and the provision by Lender of written notice of such election to Administrative Borrower.

"Excess Cash Flow" means, with respect to any fiscal period and with respect to Borrowers determined on a consolidated basis in accordance with GAAP the result of:

(a)	EBITDA for the 12 month period most recently ended, minus

(b)	the sum of:

(i)     the cash portion of Interest Expense paid during such fiscal period,

(ii)     the cash portion of income taxes paid during such period

(iii)      the cash portion of any Permitted EBITDA Add-Back during such period,

(iv)     all scheduled principal payments made in respect of the Delayed Draw Term Loan and other Indebtedness for borrowed money during such period,

(v)      the aggregate reduction in the M&E Subline Amount during such period, and

(vi)     the cash portion of Unfinanced Capital Expenditures made during such period.

"Federal Reserve Bank of New York's Website" means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

"Flood Laws" means the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973, and related laws, rules and regulations, including any amendments or successor provisions.

"Mortgage Policy" has the meaning specified therefor in Section 2.2 of this Agreement.

"Mortgages" means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by a Loan Party or one of its Subsidiaries in favor of Lender, in form and substance reasonably satisfactory to Lender, that encumber the Real Property Collateral.

"Real Property Collateral" means the Specified Real Property.

"Relevant Governmental Body" means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

"Senior Leverage Ratio" means, as of any date of determination the result of (a) the amount of Borrowers' Funded Indebtedness as of such date, to (b) Borrowers' EBITDA for the 12 month period ended as of such date.

"SOFR" with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York's Website.

"Specified Real Property" means the Real Property of Borrowers located at the following addresses: 217/351 Longhorn Rd., Saginaw, Texas 76179, 183 Northwest Dr., Washington, West Virginia 26181, 10100 W. Linne Rd., Tracy, California 95377, and 12351 Rancho Rd., Adelanto, California 92301.

"Term SOFR" means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

"Unadjusted Benchmark Replacement" means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

(r)     Section 2.2 of the Credit Agreement is hereby and restated as follows:

2.2. Delayed Draw Term Loan.

(a) Subject to the terms and conditions of this Agreement, on a date (which shall be a Business Day) identified by Borrowers, Lender agrees to make a delayed draw term loan to Borrowers (the "Delayed Draw Term Loan") during Delayed Draw Funding Period; provided that (i) the original principal amount of the Delayed Draw Term Loan shall not exceed the lesser of (x) the Delayed Draw Term Loan Amount, and (y) 60% of the fair market value of the applicable Specified Real Property supporting the Delayed Draw Term Loan, (ii) no more than one Delayed Draw Term Loan shall be made during the term of this Agreement, (iii) Lender shall have received (A) appraisals of the Specified Real Property supporting such Delayed Draw Term Loan satisfactory to Lender in its Permitted Discretion, (B) mortgagee title insurance policies (or marked commitments irrevocably committing the title insurer to issue the same) for the Specified Real Property supporting the Delayed Draw Term Loan issued by a title insurance company satisfactory to Lender in its Permitted Discretion (each a "Mortgage Policy" and, collectively, the "Mortgage Policies") in amounts satisfactory to Lender in its Permitted Discretion insuring Lender that the Mortgages on such Specified Real Property are valid and enforceable first priority mortgage Liens on such Specified Real Property free and clear of all defects and encumbrances except Permitted Liens, and the Mortgage Policies otherwise shall be in form and substance, and include such endorsements as are, satisfactory to Lender in its Permitted Discretion, (C) a phase-I environmental site assessment report with respect to each parcel composing such Specified Real Property, and the environmental consultants retained for such reports, the scope of the reports, and the results thereof shall be acceptable to Lender in its Permitted Discretion, (D) an ALTA/ACSM as-built survey of each parcel comprising the Specified Real Property, which survey shall be performed by a registered land surveyor acceptable to Lender in its Permitted Discretion and containing such "Table A" items as are required by Lender and otherwise in form and substance acceptable to Lender in its Permitted Discretion, (E) in the event that any portion of the Specified Real Property is located in any area that has been designated by the Federal Emergency Management Agency as a "Special Flood Hazard Area", Borrowers shall provide evidence that Borrowers have maintained flood insurance with respect to the portions of the Specified Real Property (including any personal property which is located thereon) complying with the Flood Disaster Protection Act of 1973, as amended from time to time, in amounts satisfactory to Lender, and otherwise satisfactory to Lender, (F) a zoning report for each parcel comprising the Specified Real Property prepared by a zoning due diligence company reasonably acceptable to Lender and sufficient to allow the title company to issue a zoning endorsement on each Mortgage Policy (to the extent that a zoning endorsement is available in the state where such Specified Real Property is located), (G) internal confirmation that it has completed its flood diligence, has received copies of all flood insurance documentation, and has confirmed that flood insurance compliance has been completed as required by the Flood Laws, or, in each case, as otherwise satisfactory to Lender, (H) a legal opinion from counsel to the Loan Parties regarding the Mortgages and other Loan Documents in form and substance reasonably satisfactory to Lender, and (I) the conditions precedent set forth in Section 3.2 shall have been satisfied. A request for the Delayed Draw Term Loan shall be made in writing by an Authorized Person and delivered to Lender (such written request, a "Delayed Draw Term Loan Notice") and shall specify the amount of the requested Delayed Draw Term Loan and the Delayed Draw Term Loan Funding Date. The Delayed Draw Term Loan Notice must be received by Lender no later than 11:00 a.m. on the third (3rd) Business Day prior to any Delayed Draw Term Loan Funding Date and be accompanied by such other documentation as Lender shall request in its Permitted Discretion.

(b)      The principal of the Delayed Draw Term Loan shall be repaid in consecutive monthly installments equal to (x) 1/60th of the original principal amount of the Delayed Draw Term Loan, each on the first Business Day of each month commencing with the first month after the funding of the Delayed Draw Term Loan. The outstanding unpaid principal balance and all accrued and unpaid interest on the Delayed Draw Term Loan shall be due and payable on the earlier of (i) the Maturity Date, and (ii) the date of the acceleration of the Delayed Draw Term Loan in accordance with the terms hereof. Any principal amount of the Delayed Draw Term Loan that is repaid or prepaid may not be reborrowed. All principal of, interest on, and other amounts payable in respect of the Delayed Draw Term Loan shall constitute Obligations hereunder.

(s)     Section 2.4(d) of the Credit Agreement is hereby amended by inserting new clause (ii) therein as follows:

(ii) Borrowers may, upon at least ten Business Days' prior written notice to Lender, prepay the principal of the Delayed Draw Term Loan, in whole or in part. Each prepayment made pursuant to this Section 2.4(d)(ii) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid. Proceeds of the Revolving Loans shall not be used by Borrowers to make a voluntary prepayment of the Delayed Draw Term Loan. Each such prepayment shall be applied against the remaining installments of principal due on the Delayed Draw Term Loan in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).

(t)     Section 2.4(e)(i) of the Credit Agreement is hereby amended by deleting the reference to "Section 2.4(e)(i)" therein and inserting "Section 2.4(f)(i)" in lieu thereof.

(u)     Section 2.4(e)(ii) of the Credit Agreement is hereby amended and restated as follows:

(ii) Delayed Draw Term Loan Payment. If on any date, the outstanding principal balance of the Delayed Draw Term Loan on such date exceeds 60% of the fair market value of the Specified Real Property supporting such Loan, as reflected in the most recent Acceptable Appraisal received by Lender, then Borrowers shall immediately prepay the outstanding principal balance of the Delayed Draw Term Loan in accordance with Section 2.4(f)(iii) in an aggregate amount equal to the amount of such excess.

(v)     Section 2.4(e)(iii) of the Credit Agreement is hereby amended and restated as follows:

(iii) Dispositions. Within one Business Day of the date of receipt by any Loan Party or any of its Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition of assets of any Loan Party or any of its Subsidiaries (including Net Cash Proceeds of insurance or arising from casualty losses or condemnations and payments in lieu thereof, but excluding Net Cash Proceeds from sales or dispositions which qualify as Permitted Dispositions under the definition of Permitted Dispositions and Net Proceeds from casualty insurance proceeds from Damaged Property as set forth in Section 2.4(g)), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Net Cash Proceeds received by such Person in connection with such sales or dispositions; provided, that so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) Borrowers shall have given Lender prior written notice of Borrowers' intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of such Loan Party or its Subsidiaries, (C) the monies are held in a Deposit Account in which Lender has a perfected first-priority security interest, and (D) such Loan Party or its Subsidiary, as applicable, completes such replacement, purchase, or construction within 180 days after the initial receipt of such monies, then the Loan Party or such Loan Party's Subsidiary whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid to Lender and applied in accordance with Section 2.4(f)(ii).

(w)     Section 2.4(e)(iv) of the Credit Agreement is hereby amended and restated as follows:

(iv) Excess Cash Flow. Within ten days of delivery to Lender of audited annual financial statements pursuant to Section 5.1, commencing with the delivery to Lender of the financial statements for Borrowers' fiscal year ended December 31, 2020 or, if such financial statements are not delivered to Lender on the date such statements are required to be delivered pursuant to Section 5.1, within ten days after the date such statements were required to be delivered to Lender pursuant to Section 5.1, Borrowers shall, prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 20% of the Excess Cash Flow of the Loan Parties and their Subsidiaries for such fiscal year.

(x)     Section 2.4(e)(v) of the Credit Agreement is hereby amended by deleting the reference to "Section 2.4(e)(ii)" therein and inserting "Section 2.4(f)(ii)" in lieu thereof.

(y)     Section 2.4(f) of the Credit Agreement is hereby amended and restated as follows:

(f)     Application of Payments.

(i) Each prepayment pursuant to Section 2.4(e)(i) shall, (1) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Revolving Loans until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 110% of the then outstanding Letter of Credit Usage, and (2) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).

(ii) Each prepayment pursuant to Section 2.4(e)(iii) (other than with respect to Inventory and M&E), 2.4(e)(iv), or 2.4(e)(v) shall (A) so long as no Application Event shall have occurred and be continuing, be applied first to the outstanding principal amount of the Delayed Draw Term Loan, until paid in full, second to the outstanding principal amount of the Revolving Loans (with a corresponding permanent reduction in the Maximum Revolver Amount), until paid in full, and third to cash collateralize the Letters of Credit in an amount equal to 110% of the then outstanding Letter of Credit Usage (with a corresponding permanent reduction in the Maximum Revolver Amount), and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii). Each prepayment pursuant to Section 2.4(e)(iii) (solely with respect to Inventory and M&E) shall (A) so long as no Application Event shall have occurred and be continuing, be applied first to the outstanding principal amount of the Revolving Loans (with a corresponding permanent reduction in the Maximum Revolver Amount), until paid in full, second, to cash collateralize the Letters of Credit in an amount equal to 110% of the then outstanding Letter of Credit Usage (with a corresponding permanent reduction in the Maximum Revolver Amount) and third to the outstanding principal amount of the Delayed Draw Term Loan, until paid in full, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii). Each such prepayment of the Delayed Draw Term Loan shall be applied against the remaining installments of principal of the Delayed Draw Term Loan in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).

(iii) Each prepayment pursuant to Section 2.4(e)(ii) shall, (1) so long as no Application Event shall have occurred and be continuing, be applied to the outstanding principal amount of the Delayed Draw Term Loan until paid in full and (2) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii). Each such prepayment of the Delayed Draw Term Loan shall be applied against the remaining installments of principal of the Delayed Draw Term Loan in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).

(iv) During a Cash Dominion Period, all collections shall (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Revolving Loans (without a corresponding permanent reduction in the Maximum Revolver Amount), until paid in full, and second, at the election of Lender in its Permitted Discretion, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding Letter of Credit Usage (with a corresponding permanent reduction in the Maximum Revolver Amount), and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).

(z)     Section 2.4 of the Credit Agreement is hereby amended by inserting new clause (g) therein in its appropriate place as follows:

(g)     Casualty Insurance Proceeds. If all or any part of the Real Property Collateral is damaged or destroyed (the “Damaged Property”), then all proceeds of insurance ("Insurance Proceeds") shall be ☒payable and paid to Lender, and shall be either applied in accordance with Section 2.4(f)(ii) or made available to Borrowers to be used to restore the Damaged ☒Property, as provided below.☒

(i)     Application of Proceeds to Indebtedness. In any event in which the Lender is not otherwise obligated to permit the Insurance Proceeds to be applied to the restoration of the Damaged Property as described in this section, Insurance Proceeds shall be applied in accordance with Section 2.4(f)(ii).

(ii)     Restoration. Lender shall make Insurance Proceeds available to Borrowers for purposes of rebuilding the Damaged Property pursuant to and subject to satisfaction of the following terms and conditions:

(A)     Borrowers shall pay to Lender, within ten (10) days after the issuance to Borrowers of a statement therefor, a fee (the “Administrative Fee”) equal to one-half percent (.5%) of the total estimated repair costs, said fee being agreed to as a reasonable approximation of the increase in Lender's administrative expenses which are anticipated as a result of the use of insurance proceeds as provided in this paragraph; however, no fee shall be payable if the cost of fully restoring the Damaged Property is reasonably determined by Lender to be less than the sum of $100,000;

(B)     [Reserved] ;

(C)     No Default or Event of Default shall have occurred and is continuing at any time prior to or during the course of reconstruction;

(D)     Lender shall have received written confirmation that all then existing leases and subleases of the Damaged Property will continue in full force and effect without modification (reasonable rent abatements as provided in the leases and subleases and relating to damaged space excepted), and that Borrowers’ proposed restorations comply with all requirements of such leases and subleases;

(E)     Lender shall have received written evidence reasonably satisfactory to Lender to the effect that the proposed restorations will comply with all statutes, ordinances, regulations, restrictive covenants, reciprocal easements, leases and contracts; that plans and specifications have been approved by all required governmental agencies; and that all necessary building and other permits and approvals for such reconstruction have been obtained;

(F)     Lender shall have received proof reasonably satisfactory to Lender that there exists and will continue to exist until the Damaged Property is reasonably expected to be restored and fully occupied a source of funds sufficient to pay all amounts due under the applicable Delayed Draw Term Loan as and when due; such computation shall include a reasonable estimate of the amount necessary to pay all of the operating expenses of the Borrower which is the owner of the Damaged Property applicable to the Damaged Property and the sums due under such Delayed Draw Term Loan over the projected period of reconstruction, offset by net income from operation of the Damaged Property during such period, and Lender may require Borrowers to establish and fund a holdback account up to the amount of the difference between the anticipated debt service and operating expenses of Applicable Borrower and such net income; said fund shall be held by Lender and disbursed as and when debt service payments become due, to the extent there is a shortfall;

(G)     Lender shall have received from Borrowers sufficient cash funds to cover one hundred percent (100%) of any difference between the estimated costs of completion, as certified by an architect or engineer approved by Lender in writing, and the Insurance Proceeds, the amount of which difference shall be held by Lender and added to, and become part of, the Insurance Proceeds;

(H)     Lender shall have received a certificate executed by Applicable Borrower describing the work to be performed in connection with such restoration and a certificate by an independent architect or engineer (selected or approved by Lender) in writing stating that the work described in such certificate is the same size, design, quality and condition as existed prior to the damage; the architect's or engineer's certificate shall include its estimate of all costs and expenses which will be required to complete such restoration;

(I)     Borrowers shall have satisfied such additional conditions as may reasonably be imposed by Lender to provide assurance that the Insurance Proceeds will be used to restore the Damaged Property to substantially the same condition, to the extent possible, as existed prior to the damage or taking, including (without limitation) Lender’s prior written approval of all permits, plans, specifications and construction contracts for such restoration; and

(J)     If any of the conditions in items (A) through (I) above are not fulfilled within 120 days after the date of the casualty, or if Borrowers fail to exercise diligence in promptly commencing or continuously prosecuting the work, Lender, at its option, may cause the Insurance Proceeds and any deposits made by Borrowers hereunder to be applied in accordance with Section 2.4(f)(ii) or may complete the necessary repairs and use the Insurance Proceeds for the payment thereof.

(iii)     Disbursement of Proceeds. Lender shall disburse Insurance Proceeds no more frequently than once per month for payment of costs of restoration of the Damaged Property, upon written request from Borrower together with reasonably satisfactory evidence of the amounts to be paid. Lender shall not be required to disburse funds in excess of actual costs incurred for labor performed and materials furnished (which may, at Lender's discretion, be subject to retainage in the greater of (A) the amount of the retainage provided for in the applicable contract or (B) 5% and which retainage will be released upon lien free completion of the restorations in accordance with the requirements of this Section 2.4(g) and the expiration of the periods within which any mechanic's or materialman's lien may be filed). Disbursements shall be conditioned upon Lender's written confirmation that all of its requirements therefor have been satisfied, including its receipt of periodic inspection and completion percentage certificates executed by the project architect approved by Lender in writing, payment acknowledgments and lien waivers, an as-built survey (with respect to the final disbursement of Insurance Proceeds with respect to the restoration) and such other conditions to periodic disbursements as are customarily imposed by Lender in connection with its construction loans, including there existing no defaults or misrepresentations of Borrowers and provision of all title insurance endorsements, payment and performance bonds, and builder's risk policies required by Lender. Applicable Borrower shall, during the progress of the work, also submit to the Lender, at periodic intervals not less frequently than monthly, a certificate satisfactory to Lender furnished by an architect or engineer approved by Lender in writing showing the cost of labor and materials incorporated into the work during the period specified in the certificate, which period shall not include any part of the period covered by any other such certificate.

(iv)     Proceeds in Excess of Restoration Costs. After completion of the restoration and subject to the conditions herein stated, and if no Event of Default has occurred and is continuing, Lender shall pay to Borrowers (or such other persons or entities that may have an interest therein) the undisbursed Insurance Proceeds and Borrowers’ deposit for any estimated restoration expense held by Lender, upon delivery to Lender of (a) a certificate executed by Applicable Borrower showing that the work has been completed and that all bills for labor performed and materials furnished in connection therewith have been paid; (b) lien waivers and other appropriate written acknowledgments of payment in full executed by all contractors and subcontractors performing labor on or furnishing materials to the Damaged Property; (c) a certificate executed by an architect or engineer approved by Lender confirming that the Damaged Property has been restored to substantially the same size, design, quality and condition as existed immediately prior to the damage and in accordance with all applicable federal, state, local and other governmental laws and regulations and in accordance with the plans and specifications approved by Lender; and (d) a certificate of occupancy or such other permits as may be required to be issued by the appropriate governmental authorities to authorize the occupancy and operation of the Damaged Property for its intended purposes and use.

(aa)     Section 2.6(d) of the Credit Agreement is hereby amended by amending and restating clause (A) of the second sentence thereof as follows: "(A) on the first day of each month, all interest accrued during the prior month on the Revolving Loans and Delayed Draw Term Loan hereunder,".

(bb)     Section 2.12 of the Credit Agreement is hereby amended by inserting new clause (d) therein in its appropriate place as follows:

(d)     Effect of Benchmark Transition Event.

(i)      Benchmark Replacement.

(A)     Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Lender and Administrative Borrower may amend this Agreement to replace Daily Three Month LIBOR, with a Benchmark Replacement, together with any Benchmark Replacement Conforming Changes.

(B)     Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Lender has posted such proposed amendment to Administrative Borrower. Any such amendment with respect to an Early Opt-In Election will become effective on the date that Lender accepts such amendment. No replacement of Daily Three Month LIBOR, with a Benchmark Replacement pursuant to this Section 2.14(d) will occur prior to the applicable Benchmark Transition Start Date.

(ii)      Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Lender will have the right to amend this Agreement to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii)     Notices; Standards for Decisions and Determinations. Lender will promptly notify Administrative Borrower of (1) any occurrence of a Benchmark Transition Event or Early Opt-in Election, as applicable and its related Benchmark Replacement Date and Benchmark Transition Start Date, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes and (4) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Lender pursuant to this Section 2.14(d), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.14(d).

(iv)     Benchmark Unavailability Period. Upon Administrative Borrower's receipt of notice of the commencement of a Benchmark Unavailability Period, Administrative Borrower may revoke any request for a Borrowing of Advances with interest based on Daily Three Month LIBOR, conversion to or continuation of Advances with interest based on Daily Three Month LIBOR to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Administrative Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Advances with interest based on the Base Rate.

(cc)     Section 2.14(b)(iii) of the Credit Agreement is hereby amended by deleting the following: "(calculated as if a Covenant Testing Period was in effect during the entire twelve month period)".

(dd)     Section 2.15(e) of the Credit Agreement is hereby amended by inserting the following immediately after the reference to "notice of any Revolving Loans,": "any portion of the Delayed Draw Term Loan,".

(ee)     Section 3.2 of the Credit Agreement is hereby amended by inserting the following immediately after the reference to "any Revolving Loans,": "or the Delayed Draw Term Loan".

(ff)     Section 5.6 of the Credit Agreement is hereby amended by inserting the following sentence at the end thereof:

If at any time the area in which any Real Property that is subject to a Mortgage is located is designated a "flood hazard area" in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount and on terms that are satisfactory to Lender from time to time, and otherwise comply with the Flood Laws or as is otherwise satisfactory to Lender.

(gg)     Section 5.7(c) of the Credit Agreement is hereby amended by amending and restating clause (i) therein to read as follows: "(i) more than 2 field examinations in such calendar year,".

(hh)     Section 5.11(c) of the Credit Agreement is hereby amended by inserting the phrase "(including policies of title insurance, flood certification documentation or other documentation with respect to all Real Property owned in fee and subject to a Mortgage)" immediately after the phrase " is appropriate with respect to the execution and delivery of the applicable documentation referred to above" set forth therein.

(ii)     Section 5.12 of the Credit Agreement is hereby amended by inserting the following immediately prior to the reference to "in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents;": "to create and perfect Liens in favor of Lender in any Real Property acquired by any other Loan Party with a fair market value in excess of $1,000,000".

(jj)     Section 7 of the Credit Agreement is hereby amended and restated as follows:

7. FINANCIAL COVENANTS.

(a) Fixed Charge Coverage Ratio. Each Borrower covenants and agrees that, until the termination of all of the Commitments and the payment in full of the Obligations, Borrowers will maintain a Fixed Charge Coverage Ratio, calculated for each trailing 12-month period ending on the last day of each fiscal month (beginning with October 2019), in each case of at least 1.10 to 1.00.

(b) Senior Leverage Ratio. At all times when any amount of the Delayed Draw Term Loan is outstanding, have a Senior Leverage Ratio, measured on a quarter-end basis, of not greater than 3.00.

(kk)     Section 15 of the Credit Agreement is hereby amended in inserting the following proviso at the end of the first sentence set forth therein:

; provided that any amendment contemplated by Section 2.14(d) in connection with a Benchmark Transition Event or an Early Opt-in Election shall be effective as contemplated by such Section 2.14(d).

(ll)     The definition of "Obligations" set forth in Section 1.1 of the Credit Agreement and Sections 2.8 and 2.9 of the Credit Agreement are each hereby amended by inserting "and the Delayed Draw Term Loan" in each case, after each reference to "the Revolving Loans".

(mm)     Schedule C-1 to the Credit Agreement is hereby amended by inserting new Schedule C-1 in its appropriate place as set forth on Exhibit B attached hereto.

4.     Continuing Effect. Except as expressly set forth in Sections 2 and 3 of this Amendment, nothing in this Amendment shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, or a waiver of any other terms or provisions thereof, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby. This Amendment shall not be deemed to operate as, or obligate the Lender to grant any, future consent or modification of any other term or condition of the Loan Documents or any waiver of any term, condition, Default or Event of Default under the Loan Documents. Nothing contained herein shall constitute a course of conduct or dealing among the parties. Except as expressly stated herein, the Lender reserve all rights, privileges and remedies under the Loan Documents.

5.     Reaffirmation and Confirmation. Each Borrower hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents represent the valid, enforceable and collectible obligations of Loan Parties, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document. Each Borrower hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by each Borrower in all respects.

6.     Conditions to Effectiveness.

(a)     This Amendment shall become effective upon the satisfaction of each of the following conditions precedent, each in form and substance acceptable to Lender:

(i)     Lender shall have received a fully executed copy of this Amendment in form and substance acceptable to Lender, together with such other documents, agreements and instruments set forth on the Closing Checklist attached hereto as Exhibit C and as Lender may require or reasonably request;

(ii)     No Default or Event of Default shall have occurred and be continuing on the date hereof, after giving effect to the effectiveness of this Amendment;

(iii)     Lender shall have received the "Amendment Fee" (as defined below);

(iv)     After giving effect to the transactions contemplated by this Amendment and the funding of the Revolving Loans on the date hereof, Borrowers shall have Excess Availability plus Qualified Cash of not less than $10,000,000.

7.     Representations and Warranties. In order to induce Lender to enter into this Amendment, Borrowers hereby jointly and severally represent and warrant to Lender that, after giving effect to this Amendment:

(a)     All representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of this Amendment, in each case as if then made, other than representations and warranties that expressly relate solely to an earlier date. All of the representations and warranties set forth in the Loan Documents (including without limitation Section 4 of the Credit Agreement) are true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of this Amendment and after giving effect thereto) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);

(b)     No Default or Event of Default has occurred and is continuing; and

(c)     This Amendment and the Credit Agreement, as modified hereby, constitute legal, valid and binding obligations of each Borrower and are enforceable against each Borrower in accordance with their respective terms.

8.     Amendment Fee; Miscellaneous.

(a)     Amendment Fee. Borrowers shall pay to Lender a non-refundable amendment fee equal to $75,000 (the "Amendment Fee") which shall be fully earned and payable on the date hereof.

(b)     Expenses. Borrowers jointly and severally agree to pay on demand all Lender Expenses (including, without limitation, the fees and expenses of outside counsel for Lender) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided herein shall survive any termination of this Amendment and the Credit Agreement as modified hereby.

(c)     GOVERNING LAW. THIS AMENDMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK. THE CHOICE OF LAW AND VENUE AND WAIVER OF JURY TRIAL SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT ARE INCORPORATED HEREIN BY REFERENCE AND SHALL APPLY IN ALL RESPECTS TO THIS AMENDMENT.

(d)     Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by facsimile or other electronic delivery shall be equally effective as delivery of an original executed counterpart of this Amendment.

(e)     Loan Document. This Amendment constitutes a Loan Document.

(f)     Post-Closing Covenants.

(i)     On or prior to the date that is 3 Business Days after the date hereof (or such later date as Lender may agree in its sole discretion), Borrower shall deliver to Lender a file-stamped copy of the merger certificate filed with the Utah Secretary of State evidencing the merger of Hatch Acquisition Corporation with and into GPC, such merger certificate shall be in form and substance satisfactory to Lender.

(ii)     On or prior to the date that is 60 days after the date hereof (or such later date as Lender may agree in its sole discretion), Borrower shall cause GPC to enter into Collateral Access Agreements with respect to each location leased by GPC.

(iii)     On or prior to the date that is 90 days after the date hereof (or such later date as Lender may agree in its sole discretion), Borrower shall cause GPC to transfer their primary cash management services to Lender and comply with Section 7(k) of the Guaranty and Security Agreement with respect to Deposit Accounts and Securities Accounts of GPC.

The failure of the Loan Parties to satisfy the above listed covenants by the deadlines set forth therein shall result in an immediate event of default under the Credit Agreement.

9.     Release.

(a)     In consideration of the agreements of Lender contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Borrower and each other Loan Party (by its execution and delivery of the attached Consent and Reaffirmation), on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Lender, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Lender and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which any such Loan Party or any of their respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto which arises at any time on or prior to the day and date of this Amendment.

(b)     Each Borrower and each other Loan Party (by its execution and delivery of the attached Consent and Reaffirmation) understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)     Each Borrower and each other Loan Party (by its execution and delivery of the attached Consent and Reaffirmation) agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

NORTHWEST PIPE COMPANY, an Oregon corporation

By:	/s/ Aaron Wilkins
Name:	Aaron Wilkins
Title:	Vice President of Finance, Corporate Controller, and Corporate Secretary

NWPC, LLC, a Delaware limited liability company

By:	/s/ Robin Gantt
Name:	Robin Gantt
Title:	Vice President, Secretary, and Treasurer

Signature Page to Consent and Amendment No. 1 to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Michael White
Name:	Michael White
Title:	Vice President

Signature Page to Consent and Amendment No. 1 to Credit Agreement

CONSENT AND REAFFIRMATION

Each of the undersigned, as a Guarantor and a Loan Party, hereby (i) acknowledges receipt of a copy of the foregoing Consent and Amendment No. 1 to Credit Agreement (terms defined therein and used, but not otherwise defined, herein shall have the meanings assigned to them therein); (ii) consents to each Borrower's execution and delivery thereof; (iii) agrees to be bound thereby, including Section 9 of the foregoing Consent and Amendment No. 1 to Credit Agreement; and (iv) affirms that nothing contained therein shall modify in any respect whatsoever any Loan Documents to which the undersigned is a party and reaffirms that each such Loan Document is and shall continue to remain in full force and effect. Although each Loan Party has been informed of the matters set forth herein and has acknowledged and agreed to same, each Loan Party understands that Lender have no obligation to inform such Loan Party of such matters in the future or to seek such Loan Party's acknowledgment or agreement to future waivers, consents or amendments, and nothing herein shall create such a duty.

PERMALOK CORPORATION, as a Guarantor and a Loan Party By: /s/ Robin Gantt Name: Robin Gantt Title: Vice President, Secretary, and Treasurer

THOMPSON TANK HOLDINGS, INC., as a Guarantor and a Loan Party By: /s/ Robin Gantt Name: Robin Gantt Title: Vice President, Secretary, and Treasurer

WTG HOLDING U.S., INC., as a Guarantor and a Loan Party By: /s/ Robin Gantt Name: Robin Gantt Title: Vice President, Secretary, and Treasurer

Consent and Reaffirmation to Consent and Amendment No. 1 to Credit Agreement

BOLENCO CORPORATION, as a Guarantor and a Loan Party By: /s/ Robin Gantt Name: Robin Gantt Title: Vice President, Secretary, and Treasurer

Consent and Reaffirmation to Consent and Amendment No. 1 to Credit Agreement

Exhibit A

GPC Purchase Agreement

See attached.

Exhibit B

Schedule C-1

Lender	Revolver Commitment	Delayed Draw Term Loan Commitment	Total Commitment
Wells Fargo Bank, National Association	$74,000,000	$16,000,000	$90,000,000
All Lenders	$74,000,000	$16,000,000	$90,000,000

Exhibit C

Closing Checklist

[See attached]